EXHIBIT 11
                              BellSouth Corporation
                        Computation of Earnings Per Share


                                              For the Three Month Period
                                                          Ended
                                                        March 31,
                                                  2002             2003

Basic Earnings Per Common Share:

Net Income                                       $ (154)        $ 1,230

Weighted average shares outstanding               1,879           1,858

Earnings Per Common Share                        $ (.08)         $ 0.66



                                              For the Three Month Period
                                                          Ended
                                                        March 31,
                                                  2002            2003

Diluted Earnings per Common Share:

Net Income                                       $ (154)        $ 1,230

Weighted average shares outstanding               1,879           1,858

Incremental shares from assumed exercise
    of stock options and payment of
    performance share awards                          0               2

Total Shares                                      1,879           1,860

Earnings Per Common Share                       $ (0.08)         $ 0.66